SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

[ ]      Preliminary Proxy Statement
[ ]      Confidential for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                IVAX CORPORATION

                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                                 (305) 575-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The date, time and place of the annual shareholders' meeting of IVAX Corporation are as follows:

         Date:    Friday, June 15, 2001
         Time:    10:00 a.m.
         Place:   Wyndham Hotel
                  1601 Biscayne Boulevard
                  Miami, Florida

         Matters to be voted on:

1.       Election of eight directors

2. Any other matters properly brought before the shareholders at the meeting

         Only shareholders of record at the close of business on April 27, 2001 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                              By Order of the Board of Directors

                                              CAROL J. GILLESPIE
                                              Secretary

Miami, Florida
May 15, 2001

     -----------------------------------------------------------------------

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                        IN THE ENCLOSED ENVELOPE PROMPTLY

     -----------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Record Date................................................................1
Note on Stock Split........................................................1
Agenda.....................................................................1
Quorum.....................................................................1
Voting.....................................................................1
Revocation of Proxy........................................................1
Election of Directors......................................................2
Director Compensation......................................................3
Meetings and Committees of the Board of Directors..........................3
Section 16(a) Beneficial Ownership Reporting Compliance....................4
Certain Relationships and Related Transactions.............................4
Stock Ownership of Management and Principal Security Holders...............5
Executive Compensation.....................................................6
Employment Agreements......................................................7
Change in Control Agreements...............................................7
Stock Options..............................................................8
Performance Graph..........................................................9
Report of Compensation and Stock Option Committee..........................10
Compensation Committee Interlocks and Insider Participation................12
Independent Auditors.......................................................12
Fees Paid to Independent Auditors..........................................12
Audit Fees.................................................................12
Report of the Audit Committee..............................................12
Shareholder Proposals for 2002 Annual Meeting..............................13
Expenses of Solicitation...................................................13
Other Business.............................................................14

                                IVAX CORPORATION

                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held at 10:00 a.m. on Friday, June 15, 2001 at the Wyndham Hotel, 1601 Biscayne Boulevard, Miami, Florida, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 15, 2001.

Record Date

         As of the record date, April 27, 2001, we had 159,633,637 shares of our common stock outstanding. Record holders of our common stock on April 27, 2001 are entitled to one vote for each share held on all matters to be considered at the annual meeting.

Note on Stock Split

         We split our common stock on a 3 for 2 basis effective on February 22, 2000. All shares, share prices and related figures in this proxy statement are restated to reflect the stock split. An additional stock split on a 5 for 4 basis will become effective on May 18, 2001, but is not reflected in this proxy statement.

Agenda

         1.  Election of eight directors
         2.  Any other matters properly brought at the meeting

Quorum

         A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting.

Voting

         You may vote in person by attending the meeting or by mail by completing and returning the proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the proxy card. We will follow your voting instructions. If there are no voting instructions, we will vote signed proxies "for" the Board's nominees. The persons named in the proxy will use their discretion on any other matters. With respect to the proposal to elect eight directors, you may vote in favor of all nominees or withhold your votes as to all or specific nominees. The eight director nominees who receive the highest number of votes will be elected. Votes that are withheld or abstentions will be excluded from the vote, but they will count for purposes of determining whether a quorum is present. Brokers that do not receive instructions from beneficial owners are permitted to exercise voting discretion with respect to the election of directors. Broker non-votes will have no effect on the vote, but will be counted in determining whether a quorum is present.

Revocation of Proxy

         Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137, by delivering a later dated proxy, or by voting in person at the meeting.

                              ELECTION OF DIRECTORS

         Our Board of Directors set the number of directors constituting the Board at eight. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are currently directors. Each has agreed to be named in the proxy statement and to serve as director if elected. If any of the nominees withdraws or is unable to serve as a director of IVAX, then the proxy will be voted for such other person who is designated a nominee by the Board of Directors.

Mark Andrews                        Director since 1987

         Mark Andrews, age 50, has served as the Chairman and President of Great Spirits Company LLC (consumer products) since founding it in 1998. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) from 1980 until its merger into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997 when he became the Vice Chairman of the Board of Directors of the combined entity. Mr. Andrews has also served as Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage) since 1998.

Ernst Biekert, Ph.D.                Director since 1991

         Ernst Biekert, age 76, is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

Charles M. Fernandez                Director since 1998

         Charles M. Fernandez, age 39, has been the President, Chief Executive Officer, and a director of Big City Radio, Inc. (broadcasting/internet) since 1999. He has also been the Chairman of the Board of Continucare Corporation (integrated health care) since 1996 and was its Chief Executive Officer from 1996 to 1999. He has also been Vice-Chairman of HealthCare2Net Solutions (internet solutions) since 1999. From 1985 to 1996, he was the Executive Vice President and a director of Heftel Broadcasting Corporation (radio broadcasting). From 1998 to 1999 he was a director of Frost Hanna Capital Group, Inc. (investment company).

Jack Fishman, Ph.D.                 Director since 1987

         Jack Fishman, age 70, is an Adjunct Professor at The Rockefeller University and director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. He served as our Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as our President from 1988 to 1991. Dr. Fishman served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.


Neil Flanzraich                     Director since 1997

         Neil Flanzraich, age 57, has served as our Vice Chairman and President since May 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe from 1995 to 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He was Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1991 to 2000. He is a director of Whitman Education Group, Inc. (proprietary education).

Phillip Frost, M.D.                 Director since 1987

         Phillip Frost, age 64, has served as our Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as our President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986 and Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1989 to 2000. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace). He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

Jane Hsiao, Ph.D.                   Director since 1995

         Jane Hsiao, age 53, has served as our Vice Chairman-Technical Affairs since February 1995, as our Chief Technical Officer since July 1996, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., our veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as our Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of IVAX Laboratories, Inc., our principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of IVAX Laboratories, Inc.

Isaac Kaye                          Director since 1990

         Isaac Kaye, age 71, has served as our Deputy Chief Executive Officer since 1990 and as Chairman of Norton Healthcare Limited, our principal United Kingdom pharmaceutical subsidiary, since 1990.

Director Compensation

         During 2000, each director who was not employed by us received an annual fee of $15,000 for his or her service as a director. In addition, each director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to our 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following our annual meeting of shareholders, non-qualified options to purchase 7,500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of the grant, and having a term of ten years.

Meetings and Committees of the Board of Directors

         The Board held 8 meetings during 2000. During 2000, all incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

                          Audit Committee - 6 Meetings

         The American Stock Exchange has adopted regulations applying to audit committees and audit committee members. We must be in compliance with these regulations no later than June 14, 2001. These rules require that we adopt an audit committee charter, and that all members of our audit committee be "Independent," as defined in the American Stock Exchange listing standards. In response to these requirements, our Board of Directors adopted the Audit Committee Charter which is attached as Appendix I. Additionally, we expect our audit committee to be composed solely of independent directors by June 14, 2001.

Function                                                     Members
--------                                                     -------
o        Review adequacy of internal systems of accounting   o        Charles M. Fernandez (Chairman)
         controls                                            o        Mark Andrews
o        Recommend appointment of independent auditors       o        Jack Fishman, Ph.D.
o        Meet with independent auditors and internal         o        Jane Hsiao, Ph.D.
         auditors regarding their examination of the books
         and records
o        Review financial statements
o        Review management's disclosures
o        Review findings and recommendations of auditors
o        Reviewing other matters regarding financial
         affairs and internal policies and procedures

              Compensation and Stock Option Committee - 7 Meetings

Function                                                     Members
--------                                                     -------
o        Recommend or approve compensation of directors,     o        Mark Andrews (Chairman)
         executive officers and other highly paid employees  o        Ernst Biekert, Ph.D.
o        Review employee benefit programs                    o        Charles M. Fernandez
o        Authorize stock option grants and establish terms
         of stock option agreements

                  Regulatory Compliance Committee - 2 Meetings

Function                                                     Members
--------                                                     -------
o        Review compliance with regulatory requirements      o        Ernst Biekert, Ph.D. (Chairman)
o        Review quality assurance functions of worldwide     o        Jack Fishman, Ph.D.
         operations.                                         o        Jane Hsiao, Ph.D.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and ten percent (10%) shareholders to file initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and ten percent (10%) shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that, during 2000, our directors, executive officers and ten percent (10%) shareholders complied with all Section 16(a) filing requirements applicable to them, except that one Form 4 was inadvertently filed late by each of Mr. Andrews, Dr. Beikert, Dr. Hsiao and Mr. Kaye.

Certain Relationships and Related Transactions

         Whitman Education Group, Inc. ("Whitman") leases approximately 6,964 square feet of office space from us in Miami, Florida at an annual rental of $153,031. The lease may be terminated by either party upon 180 days notice. Certain of our executive officers and directors serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

         We paid $1,968,525 to PharmAir Corporation ("PharmAir") for use of an airplane in 2000 and intend to make additional payments to PharmAir for use of the airplane in 2001. PharmAir is indirectly beneficially owned by Dr. Frost.

         In November 1999, we borrowed fifty million dollars ($50,000,000) from Frost-Nevada Limited Partnership to pay for part of the purchase of our common stock from BASF Corporation. The loan had an original term of fourteen (14) months and bore simple interest at the rate of ten percent (10%) per year. On June 30, 2000 the loan was repaid. In connection with this transaction, we also granted to Frost-Nevada Limited Partnership a warrant to purchase seven hundred fifty thousand (750,000) shares of common stock at a price of $12.00 per share, exercisable immediately and expiring seven (7) years from the date of grant.

Stock Ownership of Management and Principal Security Holders

         The following table indicates, as of March 31, 2001, information about the beneficial ownership of our common stock by (1) each director, (2) each executive officer named in the "Summary Compensation Table," (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns more than 5% of our common stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                          Name or Identity                    Shares              Percent
                              of Group                 Beneficially Owned(1)     of Class
                              --------                 ---------------------     --------
                Mark Andrews                                    60,200(2)            *
                Ernst Biekert, Ph.D.                            39,000(3)            *
                Charles M. Fernandez                           117,500(4)            *
                Jack Fishman, Ph.D.                          2,949,923(5)          1.84%
                Neil Flanzraich                                564,236(6)            *
                Phillip Frost, M.D.                         24,839,955(7)         15.51%
                Rafick G. Henein, Ph.D.                        466,904(8)            *
                Jane Hsiao, Ph.D.                            5,056,780(9)          3.16%
                Isaac Kaye                                     495,000(10)           *
                Putnam Investment, LLC                      10,655,169(11)         6.65%
                Putnam Investment Management, LLC            8,651,470(12)         5.40%

                All directors and executive                 34,644,947(13)        21.64%
                officers as a group (10 persons)

--------------------
*        Represents beneficial ownership of less than one percent (1%).
(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(2) Includes 12,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001. Mr. Andrews disclaims beneficial ownership of 4,200 shares held by a trust for the benefit of his children.
(3) Includes 5,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.
(4) Includes 27,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.
(5) Includes 5,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001. Dr. Fishman disclaims beneficial ownership of 10,000 shares held by his wife.
(6) Includes 551,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.
(7) Includes 450,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001, 19,235,540 shares held by Frost-Nevada Limited Partnership ("FNLP") and 750,000 shares which may be acquired by FNLP upon exercise of a warrant. Dr. Frost is the sole limited partner of FNLP and the sole shareholder of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of 244,550 shares held by his wife. Dr. Frost's business address is 4400 Biscayne Boulevard, Miami, Florida 33137.
(8) Includes 425,312 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.

(9) Includes 393,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001 and 1,476,427 shares held as trustee for the benefit of certain family members.
(10) Includes 45,000 shares owned by Woodworth Investment Ltd. and 450,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.
(11) Based on information contained in a Schedule 13G dated February 20, 2001, filed by Marsh & McLennan Companies, Inc. Includes 8,651,470 shares owned by Putnam Investment Management, LLC and 2,003,699 shares owned by The Putnam Advisory Company, LLC, wholly owned subsidiaries of Putnam Investment, LLC. Putnam Investment, LLC disclaims beneficial ownership of these shares. Putnam Investment, LLC's business address is One Post Office Square, Boston, Massachusetts 02109.
(12) Based on information contained in a Schedule 13G dated February 20, 2001, filed by Marsh & McLennan Companies, Inc. Putnam Investment Management, LLC business address is One Post Office Square, Boston, Massachusetts, 02109.
(13) Includes all of the shares of common stock, identified in notes 2 through 10 above, that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001, plus 26,250 additional shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2001.

Executive Compensation

         The following table contains certain information regarding aggregate compensation paid or accrued by us during 2000, 1999 and 1998 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long-Term
                                                 Annual Compensation                   Compensation
                                    ------------------------------------------------   ------------
                                                                                          Shares
           Name and                                                     Other Annual     Underlying       All Other
      Principal Position            Year     Salary       Bonus         Compensation   Stock Options    Compensation
      ------------------            ----     ------       -----         ------------   -------------    ------------
                                               ($)         ($)               ($)            (#)            ($)(1)
Phillip Frost, M.D.                 2000     700,000     650,000              0           450,000           5,100
Chief Executive Officer             1999     575,000     316,250 (2)          0                 0           4,800
                                    1998     575,000           0              0           225,000           4,800

Isaac Kaye (3)                      2000     667,175     531,130              *           450,000               0
Deputy Chief Executive Officer      1999     541,716     287,500              *                 0               0
                                    1998     550,301           0              *           225,000               0

Neil Flanzraich (4)                 2000     600,000     525,000              0           375,000           5,100
President                           1999     500,000     275,000 (2)          0                 0           4,800
                                    1998     296,154     147,754              0           600,000           4,800

Jane Hsiao, Ph.D.                   2000     600,000     525,000              *           375,000           5,100
Chief Technical Officer             1999     400,000     270,000 (2)          *                 0           4,800
                                    1998     338,462     200,000              *           300,000           4,800

Rafick G. Henein, Ph.D.             2000     648,500     200,000              0           120,000           5,100
Senior Vice President               1999     635,123     279,900 (2)          0            56,250           4,800
                                    1998     613,500      75,000              *           112,500           4,800

* Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(1) The amounts set forth in the "All Other Compensation" column represent matching contributions made by us under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.

(2) The amount included in "bonus" for 1999 includes a retention bonus of 5% of 1999 base salary, which was paid to all our employees who were employed in the United States for the period from July 1, 1998 through June 30, 1999, excluding those employees subject to collective bargaining agreements or other retention programs.

(3) Mr. Kaye's salary and other compensation are paid in British pounds. The information in the table is based on the average exchange rate during the applicable year.

(4)      Mr. Flanzraich's employment commenced in May 1998.

Employment Agreements

         In November 1997, we entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of Norton Healthcare Limited, our United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of not less than $575,000, and Mr. Kaye receives an annual base salary of not less than $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

         In July 1997, we entered into an employment agreement with Dr. Henein pursuant to which he serves as our Senior Vice President and as the President and Chief Executive Officer of IVAX Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $200,000 and he was granted options to purchase 375,000 shares of common stock. He is entitled to an annual base salary of not less than $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to one hundred percent (100%) of his base salary dependent on the performance of IVAX Pharmaceuticals, Inc. We also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In January 1998, we entered into an employment agreement with Dr. Hsiao pursuant to which she serves as our Chief Technical Officer. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In May 1998, we entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as our Vice Chairman and President. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of $100,000 and is entitled to receive an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

Change in Control Agreements

         We have entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless we provide notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of forty percent (40%) or more of our common stock by a person or group; (2) a change in the majority of our board (other than a change approved by the incumbent board); (3) approval by the shareholders of a reorganization, merger or consolidation; or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of our assets. Exceptions are provided for certain transactions, including those where our existing shareholders maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with us through the six month anniversary of the change in control; and will be entitled to continued participation in our benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by us to peer executives (as defined in the agreements).

         If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in our welfare benefit plans for the full three-year period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.

Stock Options

         The following table sets forth information concerning stock option grants made during 2000 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in four equal portions on each of the first, second, third and fourth anniversaries of their date of grant.

                     STOCK OPTION GRANTS IN FISCAL YEAR 2000

                                            Percent of                                Potential Realizable Value
                                 Shares        Total                                  at Assumed Annual Rates of
                               Underlying     Options                                Stock Price Appreciation for
                                 Options    Granted to   Exercise    Expiration              Option Term
            Name                 Granted     Employees     Price        Date         ----------------------------
            ----                 -------     ---------     -----        ----               5%             10%
                                   (#)          (%)         ($)                           ($)             ($)
Phillip Frost, M.D.              450,000        8.9       18.2917     1/12/10          3,350,951       7,809,142
Isaac Kaye                       450,000        8.9       18.2917     1/12/10          3,350,951       7,809,142
Neil Flanzraich                  375,000        7.4       18.2917     1/12/10          2,792,460       6,507,618
Jane Hsiao, Ph.D.                375,000        7.4       18.2917     1/12/10          2,792,460       6,507,618
Rafick G. Henein, Ph.D.          120,000        2.4       23.0833     2/02/10          1,127,667       2,627,943

         The following table sets forth information concerning stock option exercises during 2000 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of $38.30 on December 29, 2000.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 2000
                        AND FISCAL YEAR-END OPTION VALUES

                                                             Number of Shares             Value of Unexercised
                                Shares                    Underlying Unexercised          in-the-Money Options
                               Acquired                 Options at Fiscal Year-End         at Fiscal Year-End
                                  on        Value       --------------------------         ------------------
         Name                  Exercise    Realized     Exercisable   Unexercisable   Exercisable    Unexercisable
         ----                  --------    --------     -----------   -------------   -----------    -------------
                                 (#)         ($)            (#)            (#)             ($)             ($)
Phillip Frost, M.D.             375,000   1,918,770       337,500        562,500        8,702,820      12,642,176
Isaac Kaye                      300,000   2,714,259       412,500        562,500        9,831,570      12,642,176
Neil Flanzraich                    0          0           307,500        675,000        9,969,758      17,243,123
Jane Hsiao, Ph.D.               337,500   3,287,123       262,500        562,500        8,194,384      13,468,744
Rafick G. Henein, Ph.D.         50,000    1,689,585       395,312        218,438       12,743,461       4,884,847

Performance Graph

         The graph and table set forth on page 10 compare the cumulative total shareholder return on our common stock for the five-year period from December 31, 1995 through December 31, 2000 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. By "cumulative total shareholder return," we mean that for each year the amount of dividends paid during that year has been added to the increase or decrease in the value of a $100 investment made on December 31, 1995 in our common stock or in the combination of stocks that make up each index. For the second and subsequent years, the amount of dividends paid in prior years has been added to the original investment as if the dividends had been reinvested, and the amount of the increase or decrease during the year is based on this combined amount.

                        [INSERT 5 YEAR PERFORMANCE GRAPH]

Year-end                              1995   1996    1997   1998    1999   2000
--------                              ----   ----    ----   ----    ----   ----
IVAX Corporation                       100     36      24     44      91    202
Dow Jones Pharmaceuticals Index        100    124     191    284     256    355
Dow Jones Equity Market Index          100    122     161    201     247    224

         Since many of our shareholders bought their stock more recently than 1995 and for the other reasons discussed in our Report of the Compensation and Stock Option Committee, we have also prepared a second graph and table comparing the cumulative total shareholder return on our common stock for the past three years with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. We paid no cash dividends during this period, and the number for our stock therefore represents the value at the end of each year of a $100 investment made on December 31, 1997. However, for the two indices, the value of dividends has been added to the investment for each year, as in the first chart.

                        [INSERT 3 YEAR PERFORMANCE GRAPH]

           Year-end                                   1997   1998    1999   2000
           --------                                   ----   ----    ----   ----
           IVAX Corporation                            100    184     382    851
           Dow Jones Pharmaceuticals Index             100    149     134    186
           Dow Jones Equity Market Index               100    125     153    139

Report of the Compensation and Stock Option Committee

         The compensation of our executive officers, including our Chief Executive Officer, is determined by the Compensation and Stock Option Committee of our Board, which is presently composed of three non-employee directors. The Committee seeks to ensure that our compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. The Committee therefore favors forms of compensation that will take maximum advantage of our strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create.

         The Committee believes that a critical component of compensation for our executives is the award of stock options at the time the executive joins us and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in our growth and prosperity through the grant of stock options will enable us to attract and retain qualified and experienced executive officers.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options applicable to all managers, scientists and other professionals, including all our executive officers, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. These Guidelines provide that the Committee will consider an individual's past compliance with the guidelines in considering the award of additional options. In addition, our Board of Directors has adopted Stock Ownership Guidelines for Officers, which establish specific levels of stock ownership that officers are encouraged to acquire and/or maintain as a concrete expression of their commitment to our success.

         In the performance graphs immediately preceding this report, we have provided data indicating the total shareholder return on our stock over the past five years. Due to operating losses in 1996 and 1997, our stock underperformed both comparator indices for the five-year period. We implemented a company-wide salary freeze in 1997, and the salaries of the Chief Executive Officer and the Deputy Chief Executive Officer were in fact reduced for that year. At that time, we had no incentive compensation plan, and bonuses were paid only in exceptional circumstances. However, in our three most recent years, we have succeeded in returning the company to profitability, as a result of which the total return to our shareholders has outperformed both our peer group and the general market. This greatly improved performance is reflected on the three-year performance graph, which shows that the cumulative return to our shareholders since 1998 was above that of both comparator indices.

         To recognize the performance of the executives and senior management employees who succeeded in restoring our company's upward momentum, the Committee approved Management Incentive Compensation Plans for 1999 and 2000, which provide for the award of incentive bonuses and non-qualified stock options to our senior managers. The plan under which awards were made for 2000 provides for the establishment of goals at the beginning of the year and the award of cash bonuses and stock options at the end of the year based on the manager's achievement of his or her goals for the year and on the performance of the company and the manager's business unit. Prior to the approval of these plans, we did not have a formal incentive compensation plan, and we believe that the implementation of these plans enables us to reward outstanding performance and will also help us to attract and retain top-quality management employees. Since the incentive award is paid in a combination of cash and stock options, it serves the additional purpose of motivating plan participants to achieve results that will increase the value of our stock.

         Executive Officers (other than the Chief Executive Officer). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for our executive officers. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the compensation of executives in similar positions at other companies in the industry, and our financial performance.

         Bonuses for our executive officers are intended to reward our executive officers for positive contributions made during the prior year which benefitted the company. During 2000 our executive officers overcame several challenges in leading us to record earnings. In order to recognize the hard work and positive contributions of our executive officers substantial bonuses were approved by the Committee to reward their contributions to our record financial results for 2000.

         Stock options represent a significant portion of total compensation for our executive officers. Options are generally awarded to executive officers at the time that they join us and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of our common stock increases. Generally, grants vest in equal amounts over a four-year period and have seven or ten year terms. Executives must be employed by us at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made by the Committee upon the recommendation of the Chief Executive Officer based on the level of an executive's position with us, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with our guidelines, the company's performance and discussions with the executive. Stock options were granted to our executive officers in January 2001 in part to reward their contributions to our record financial results for 2000.

         Chief Executive Officer. For 2000, the Committee approved Dr. Frost's base salary of $700,000 and bonus of $650,000 on the basis of the magnitude of his responsibilities, his ability to influence our financial performance, and our record financial performance during 2000. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies. In January of 2001, the Committee approved a grant of 450,000 stock options to Dr. Frost in part to reward his contributions to our record financial results for 2000.

         Tax Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, we believe that compensation expenses relating to options granted under our stock option plans will not be subject to the Section 162(m) limitations. At this time, we do not intend to qualify other compensation paid to executive officers for deductibility under Section 162(m). The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to our compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates our compensation policies and procedures with respect to its executive officers.

                    COMPENSATION AND STOCK OPTION COMMITTEE:

                             Mark Andrews (Chairman)
                              Ernst Biekert, Ph.D.
                              Charles M. Fernandez

Compensation Committee Interlocks and Insider Participation

         Charles M. Fernandez is the Chairman of the Board of Continucare Corporation and serves on the Compensation and Stock Option Committee of our Board. Phillip Frost, M.D. serves on the Board of Directors of Continucare Corporation and is an executive officer and director of ours.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board to audit our financial statements for 2001. This firm has acted as our independent public accountants since 1986. Representatives of Arthur Andersen LLP are expected to attend the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by you.

Fees Paid to Independent Auditors

         The Securities and Exchange Commission's Final Rule on Auditor Independence requires that we make the following disclosures regarding the amount of fees billed by our independent auditors and the nature of the work for which these fees were billed.

Audit Fees

          The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for 2000 and the review of the financial statements in our Forms 10-Q was approximately $834,600.

Financial Information Systems Design and Implementation Fees

         The aggregate fees billed by Arthur Andersen LLP for financial information systems design and implementation services rendered to us during the year was approximately $495,000.

All Other Fees

         The aggregate fees billed by Arthur Andersen LLP for all other services rendered to us for the year ended December 31, 2000 was approximately $2,600,000, including approximately $1,000,000 of tax consulting services, $300,000 of due diligence regarding acquisitions and $1,300,000 of investigation services related to one of our agreements.

Report of the Audit Committee

         The American Stock Exchange has adopted new regulations applying to audit committees and audit committee members. We must be in compliance with these regulations no later than June 14, 2001. These rules require that all members of our audit committee be "Independent," as defined in the American Stock Exchange listing standards. We expect our audit committee to be composed solely of independent directors by June 14, 2001.

         In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2000, the Audit Committee:

o reviewed and discussed the audited financial statements with our management;
o discussed with Arthur Andersen LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and
o received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of Arthur Andersen LLP with Arthur Andersen LLP.

         Based on the review and discussions referred to above, among other things, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 and that Arthur Andersen LLP be appointed to audit our financial statements for 2001.

         The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining Arthur Andersen LLP's independence.

         The Audit Committee has reviewed and assessed the adequacy of the Audit Committee Charter attached as Appendix I.

                                AUDIT COMMITTEE:

                         Charles M. Fernandez, Chairman
                                  Mark Andrews
                               Jack Fishman, Ph.D.
                                Jane Hsiao, Ph.D.

                                OTHER INFORMATION

Shareholder Proposals for 2002 Annual Meeting

         If you want to bring business before the 2002 annual meeting, you must follow the procedures outlined in our by-laws. A copy of these procedures is available upon request from our Secretary at our executive office. One of the procedural requirements in the by-laws is timely notice in writing of the business you propose to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting. If notice is timely received and in compliance with all the procedures, then our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

         If you want to include a shareholder proposal in the proxy statement for the 2002 annual meeting of shareholders, it must be delivered to our Secretary at our executive office before January 15, 2002 in order to be considered for inclusion in the proxy statement for that meeting.

Expenses of Solicitation

         The cost of this solicitation will be borne by us. In addition to the use of the mail, our regular employees may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock.

Other Business

         At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

         You can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2000 at no charge by writing to us at Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

May 15, 2001

                                IVAX CORPORATION
                  4400 Biscayne Boulevard, Miami, Florida 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Phillip Frost, M.D. and Neil Flanzraich and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Corporation (the "Company") held of record by me at the close of business on April 27, 2001, at the Annual Meeting of Shareholders to be held on June 15, 2001, and at any adjournment of the meeting, and, in their discretion, to vote my shares on any other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY ME. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                   (continued and to be signed on other side)

                           (continued from other side)

1.   Election of Directors

     FOR each nominee       WITHHOLD AUTHORITY to vote    Mark Andrews; Ernst Biekert, Ph.D.;
     listed (except as      for all nominees listed       Charles M. Fernandez;  Jack Fishman, Ph.D.;
     marked to the                                        Neil Flanzraich; Phillip Frost, M.D.;
     contrary)                                            Jane Hsiao, Ph.D. and Isaac Kaye.

     [ ]                    [ ]                           (INSTRUCTION: To withhold authority to vote
                                                          for any individual nominee, draw a
                                                          line through such nominee's name.

                                                          I acknowledge receipt of the accompanying
                                                          Notice of Annual Meeting of Shareholders and
                                                          Proxy Statement for the June 15, 2001 meeting.

                                                          Dated: _______________________________, 2001

                                                          ____________________________________________
                                                          Signature

                                                          ____________________________________________
                                                          Signature if held jointly

                                                          (Please sign exactly as name or names appear
                                                          on this Proxy. When shares are held by joint
                                                          tenants, both should sign. When signing as
                                                          attorney, executor, administrator, trustee
                                                          or guardian, please give full title as such.
                                                          If a corporation, please sign in full
                                                          corporate name by president or other
                                                          authorized officer. If a partnership, please
                                                          sign in partnership name by authorized
                                                          person. Please date the Proxy.)

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
     ENVELOPE. Postage is not necessary if mailed in the United States.